Filed pursuant to Rule 433
Registration No. 333-118932

Final Term Sheet for 5.75% Notes due 2016

Issuer:	Deutsche Telekom International Finance B.V.
Guarantor:	Deutsche Telekom AG
Guarantor Ratings:	Fitch: A-; Moody’s: A3; S&P: A-[1]
Principal Amount:	$1,000,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Settlement Date:	March 23, 2006
Maturity Date:	March 23, 2016
Issue Price:	99.355% of principal amount
Coupon:	5.75%
Benchmark Treasury:	4.5% 02/2016
Treasury Spot:	4.646% 98-27
Re-offer Yield:	5.836%
Interest Payment Dates:	Semi-annually on March 23 and September 23, commencing on September 23, 2006
Redemption:	Make-whole call, at any time at a discount rate of comparable Treasury yield plus 0.20%
Defeasance:	Yes, as described in the base prospectus
Denominations:	$75,000, and increments of $1,000 above
CUSIP:	25156P AH 6
ISIN:	US25156PAH64
Bookrunners:	Lehman Brothers
Morgan Stanley
UBS Investment Bank
Co-managers:	Banc of America Securities LLC
Barclays Capital
Credit Suisse
Dresdner Kleinwort Wasserstein
HSBC
RBS Greenwich Capital

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847, Morgan Stanley & Co. International Limited by calling 1-866-718-1879 or UBS Securities LLC by calling 1-888-722-9555, extension 1088.

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[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Final Term Sheet for 5.375% Notes due 2011

Issuer:	Deutsche Telekom International Finance B.V.
Guarantor:	Deutsche Telekom AG
Guarantor Ratings:	Fitch: A-; Moody’s: A3; S&P: A-[1]
Principal Amount:	$500,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Settlement Date:	March 23, 2006
Maturity Date:	March 23, 2011
Issue Price:	99.615% of principal amount
Coupon:	5.375%
Benchmark Treasury:	4.5% 02/2011
Treasury Spot:	4.594% 99-18 ¾
Re-offer Yield:	5.464%
Interest Payment Dates:	Semi-annually on March 23 and September 23, commencing on September 23, 2006
Redemption:	Make-whole call, at any time at a discount rate of comparable Treasury yield plus 0.20%
Defeasance:	Yes, as described in the base prospectus
Denominations:	$75,000, and increments of $1,000 above
CUSIP:	25156P AG 8
ISIN:	US25156PAG81
Bookrunners:	Lehman Brothers
Morgan Stanley
UBS Investment Bank
Co-managers:	Banc of America Securities LLC
Barclays Capital
Credit Suisse
Dresdner Kleinwort Wasserstein
HSBC
RBS Greenwich Capital

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847, Morgan Stanley & Co. International Limited by calling 1-866-718-1879 or UBS Securities LLC by calling 1-888-722-9555, extension 1088.

_________________________

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Final Term Sheet for Floating Rate Notes due 2009

Issuer:	Deutsche Telekom International Finance B.V.
Guarantor:	Deutsche Telekom AG
Guarantor Ratings:	Fitch: A-; Moody’s: A3; S&P: A-[1]
Principal Amount:	$1,000,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	March 23, 2006
Maturity Date:	March 23, 2009
Coupon:	3-month LIBOR Telerate plus 0.18%
Spread:	0.18%
Interest Payment Dates:	March 23, June 23, September 23, December 23, commencing on June 23, 2006
Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, Adjusted
Denominations:	$75,000, and increments of $1,000 above
Defeasance:	Yes, as described in the base prospectus
CUSIP:	25156P AJ 2
ISIN:	US25156PAJ21
Bookrunners:	Lehman Brothers
Morgan Stanley
UBS Investment Bank
Co-managers:	Banc of America Securities LLC
Barclays Capital
Credit Suisse
Dresdner Kleinwort Wasserstein
HSBC
RBS Greenwich Capital

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847, Morgan Stanley & Co. International Limited by calling 1-866-718-1879 or UBS Securities LLC by calling 1-888-722-9555, extension 1088.

_________________________

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.